Exhibit 16

KPMG LLP	Telephone	(604) 693-3000
Chartered Accountants	Fax	(604) 691-3031
PO Box 10426 777 Dunsmuir Street	Internet	www.kpmg.ca
Vancouver, BC V7Y 1K3
Canada

Securities and Exchange Commission

Washington, D.C. 20549

November 25, 2005

Ladies and Gentlemen

We were previously principal accountants for Braintech, Inc. and, under the date of February 7, 2005, except for note 18, which is as of March 10, 2005, we reported on the consolidated financial statements of Braintech, Inc. as of and for the years ended December 31, 2004 and 2003. On November 22, 2005, our appointment as principal accountants was terminated. We have read Braintech, Inc.’s statements included under Item 4.01 of its Form 8-K/A dated November 22, 2005, and we agree with such statements as they relate to KPMG LLP, except that we are not in a position to agree or disagree with Braintech, Inc.’s statement in Item 4.01 that Smythe Ratcliffe was not consulted regarding the application of accounting principles to a specific complete or contemplated transaction, or the type of audit opinion that might be rendered on the Company’s financial statements and neither written nor oral advice was provided that was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue.

Yours very truly